Exhibit 10.22

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

SEASTAR MEDICAL, INC.

TRANSACTION BONUS AGREEMENT

This Transaction Bonus Agreement (this “Agreement”) is made as of December 23, 2021 by and between SeaStar Medical, Inc., a Delaware corporation (the “Company”), and Eric Schlorff (“Employee”).

WHEREAS, Employee is a valued employee and the Company has determined that it is appropriate to award certain Business Development Bonuses and Exit Event Bonuses under the terms and conditions of this Agreement to Employee as an incentive for Employee to complete such business development and Exit Event opportunities for the Company.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

For purposes of this Agreement, capitalized terms used herein that are not otherwise defined shall have the meanings set forth below:

“Affiliate” means (i) any corporation, trade or business (including, without limitation, a partnership or limited liability company) which is directly or indirectly controlled 50% or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) by the Company (or its successors), or (ii) any other entity (including its successors) which is designated as an Affiliate by the Board.

“Board” means the Board of Directors of the Company.

“Business Development Objective” means the execution and closing of a definitive BD Agreement.

“BD Agreement” means a definitive business development between the Company and one or more third parties, including but are not limited to, any licensing, collaboration, partnership, product development or strategic agreement or arrangement, in which the Company receives or is eligible to receive cash payment from such third parties, which may include but are not limited to, any upfront and milestone, licensing or service fees, royalty payments and other similar cash fees; provided that, (i) any such definitive business development agreement executed on or after the initial closing of an Exit Event will not be deemed a BD Agreement for the purposes of calculating the BD Cash Payment and therefore does not affect the Earned Cash Bonus that Employee is eligible for.

“BD Cash Payment” means the gross proceeds in cash received by the Company prior to the Expiration Date pursuant to the terms of a BD Agreement.

“Cause” means any of the following: (i) any material breach by the Employee of any material written agreement between the Employee and the Company (or its Affiliates, as applicable) (including without limitation an employment agreement or this Agreement) and the Employee’s failure to cure such breach within thirty (30) days after receiving written notice thereof; (ii) any failure by the Employee to comply with the Company’s (or its Affiliate’s, as applicable) material written policies or rules as they may be in effect from time to time; (iii) neglect or persistent unsatisfactory performance of the Employee’s duties and the Employee’s failure to cure such condition within thirty (30) days after receiving written notice thereof; (iv) the Employee’s repeated failure to follow reasonable and lawful instructions from the Board or Chief Executive Officer (or the Board of Directors or Chief Executive Officer of the Company’s Affiliate, as applicable) and the Employee’s failure to cure such condition within thirty (30) days after receiving written notice thereof; (v) the Employee’s conviction of, or plea of guilty or nolo contendere to, any felony or other crime that results in, or is reasonably expected to result in, material harm to the business or reputation of the Company (or its Affiliate, as applicable), or any felony or misdemeanor involving moral turpitude; (vi) the Employee’s commission of or participation in an act of fraud; (vii) the Employee’s intentional material damage to the Company’s (or its Affiliate’s, as applicable) business, property or reputation; (viii) the Employee’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or its Affiliates, as applicable, or any other party to whom the Employee owes an obligation of nondisclosure as a result of his or her relationship with the Company or its Affiliates; or (ix) the Employee’s intoxication or abuse of a controlled substance that adversely impairs the Employee’s performance of his duties for the Company or its Affiliates, as applicable. For purposes of clarity, a termination without “Cause” does not include any termination that occurs as a result of the Employee’s death or disability. The determination as to whether the Employee’s Continuous Service Status has been terminated for Cause shall be made in good faith by the Company (or its Affiliate, as applicable) and shall be final and binding on the Employee. The foregoing definition does not in any way limit the Company’s (or any of its Affiliate’s, as applicable) ability to terminate the Employee’s employment relationship at any time.

“Code” means the Internal Revenue Code of 1986, as amended, and the Treasury regulations and other official guidance promulgated thereunder.

“Expiration Date” means earlier of (i) the date on which the Board approves a resolution to dissolve, wind down or proceed with a bankruptcy proceeding; (ii) December 31, 2022, as may be extended by the Company’s Compensation Committee in writing from time to time.

“Exit Event” means (i) an acquisition of the Company by way of a merger, consolidation, reorganization or other transaction or series of transactions pursuant to which stockholders of the Company prior to such acquisition own less than fifty percent (50%) of the voting interests in the surviving or resulting entity; (ii) a sale, lease, exclusive license, or other disposition of all or substantially all of the assets of the Company in a transaction or series of transactions; (iii) any “person” or “group” (within the meaning of Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of more than 50% of the outstanding voting securities of the Company having the right to vote for the election of members of the Board of Directors; (iv) a firmly underwritten public offering of the Company’s common stock pursuant to a registration statement filed with the Securities and Exchange Commission, and

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

declared effective under the U.S. Securities Act of 1933 (and not subsequently withdrawn) covering the offer and sale of common stock for the Company; or (v) a merger of the Company with a special purpose acquisition company or any reverse merger or reverse acquisition transaction in which (x) the post-merger securities of the surviving or parent entity are publicly traded on the Nasdaq Stock Market’s National Market, the New York Stock Exchange or another exchange or marketplace and (y) the stockholders of the Company receive upon conversion or exchange of their outstanding shares of capital stock of the Company securities constituting, or upon conversion would constitute (assuming conversion on such date), more than 50% of the outstanding share capital of such special purpose acquisition company.

“Section 409A” means Section 409A of the Code and the Treasury Regulations and other applicable guidance thereunder.

ARTICLE II

BUSINESS DEVELOPMENT BONUS

2.1 Business Development Bonus.

(a) Subject to the terms and conditions herein and provided that the Employee remains in a continued employment relationship with the Company or its Affiliates, if the Company receives BD Cash Payments in a range set forth in the table below, Employee will become eligible for the corresponding Total Amount of Earned Cash Bonus and the Company will pay Employee the difference between any previously paid Earned Cash Bonus and newly eligible Earned Cash Bonus in the next regular payroll after the date Employee becomes eligible for such Earned Cash Bonus and such eligibility is confirmed by the Compensation Committee. Notwithstanding anything contrary contained herein, including the foregoing sentence, if the Total BD Cash Payments is below [*], the corresponding Total Amount of Earned Cash Bonus set forth in the table above will vest and become payable by Company at the next regular payroll upon vesting as follows: 25% of such portion of the Total Amount of Earned Cash Bonus shall vest each six (6) months from the Vesting Commencement Date, so that such Total Amount of Earned Cash Bonus will be fully vested on the second anniversary of the Vesting Commencement Date and fully paid to Employee at the next regular payroll; provided that, upon the earlier of (a) an Exit Event or (b) the Total Amount of BD Cash Payment reaches [*], the vesting and payment of such Total Amount of Earned Cash Bonus shall accelerate such that the full amount vests and becomes immediate payable prior to the consummation of the Exit Event or at the next regular payroll if there is no Exit Event. For the purposes of this paragraph, “Vesting Commencement Date” means, as applicable, the date on which the Company receives [*] in Total Amount of BD Cash Payments.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Table for Business Development Bonus:

Total Amount of BD Cash Payments (1)	Cumulative Amount of Earned Cash Bonus
[*]	$112,500
[*]	$202,500
[*]	$315,000
[*]	$450,000
[*]	2.7 % of the cash payment multiple (2)

(1)	Represents aggregate BD Cash Payments received by the Company under all BD Agreements prior to the Expiration Date.
(2)

If the Total Amount of BD Cash Payments reaches [*] or more, then the Total Amount of Earned Cash Bonus shall be $450,000 plus an amount equal to 2.7% of the Cash Payment Multiple. The amount of Cash Payment Multiple shall be an amount equal to (i) Total Amount of BD Cash Payments minus (ii) [*]. As examples, if the Total Amount of BD Cash Payments is [*] then the difference between [*] and each such amount is [*]. Therefore, the Cash Payment Multiple for each such amount, and the Total Amount of Earned Cash Bonus will be [*], or $450,000 plus [*] (2.7% x [*]).

(b) For the avoidance of doubt, payments of Total Amount of Earned Cash Bonus are intended to be cumulative, i.e, any prior payment of Earned Cash Bonus, if any, shall be deducted from any subsequent payment of Total Amount of Earned Cash Bonus.

2.2 Conditions and Timing of Payment. The Compensation Committee of the Company is responsible for reviewing and approving the achievement of Business Development Objectives and the amount of Earned Cash Bonus that should be paid to Employee. If the Compensation Committee determines that such Earned Cash Bonus shall be paid to Employee, the Company shall make such payment, subject to any tax withholding obligations, promptly after such determination but no later than the immediate next regularly scheduled payroll date for such Employee.

2.3 Termination of Employment. If the employment of the Employee with the Company or its Affiliates is terminated prior to the execution of the BD Agreement, then this Agreement will immediately terminate. Employee shall be eligible to receive any unpaid or unvested Earned Cash Bonus under this Agreement after the termination of his employment if the BD Agreement was executed prior to such termination, except that if the Employee is terminated for Cause, the Board of Directors, upon recommendation from the Compensation Committee, shall have the right and discretion to suspend or terminate any unpaid or unvested Earned Cash Bonus upon written notice to the Employee setting forth an explanation of such determination, including the facts forming the basis of the termination for Cause.

ARTICLE III

EXIT EVENT BONUS

3.1 Acquisition. Upon the initial closing of an Exit Event as described in clauses (i), (ii) and (iii) of the definition of “Exit Event” prior to the Expiration Date (an “Acquisition”), and the total cash consideration received by the stockholders of the Company (or in the case of clause (ii) of such definition, the total gross cash proceeds received by the Company) equals to or exceeds [*], then the Company shall pay Employee a one-time cash bonus (“Acquisition Cash Bonus”) in an amount equal to 2.7% of such total cash consideration or total gross cash proceeds promptly following the initial closing of the Acquisition.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

3.2 IPO. Upon the initial closing of an Exit Event as described in clause (iv) of the definition of “Exit Event” (an “IPO”), if the amount of cash gross proceeds received by the Company is [*] or more, then the Company shall pay Employee a one-time cash bonus of $270,000, payable promptly following the initial closing of the IPO.

3.3 Business Combination. Upon the initial closing of an Exit Event as described in clause (v) of the definition of “Exit Event” (a “Business Combination”), if the total amount of gross cash proceeds received or obtained by the Company, either pursuant to a PIPE, public offering or an acquisition of cash reserve in the trust fund, or a combination thereof, is [*] or more, then the Company shall pay Employee a one-time cash bonus of $270,000, payable promptly following the closing of the Business Combination.

3.4 Termination of Employment. If the employment of the Employee with the Company or its Affiliates is terminated prior to the closing of an Exit Event, then this Agreement will immediately terminate. Employee shall be eligible to receive any unpaid or unvested Earned Cash Bonus under this Agreement after the termination of his employment as long as the termination occurs on or following the closing of the Exit Event.

ARTICLE IV

MISCELLANEOUS

4.1 Non-transferability. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. The Company may assign any of its rights and obligations under this Agreement. No other party to this Agreement may assign, whether voluntarily or by operation of law, any of its rights and obligations under this Agreement, except with the prior written consent of the Company.

4.2 Withholding Taxes. The Company or any applicable Affiliate shall be entitled, if necessary or desirable, to withhold from any amount due and payable hereunder to the Employee (or secure payment from Employee in lieu of withholding) the amount of any withholding or other tax due with respect to the Bonus payable to the Employee under this Agreement. If desirable, the Company or Affiliate may satisfy any such tax obligation by withholding from any payment of any kind otherwise due to the Employee. The Company shall have no liability for any tax imposed on the Employee as a result of amounts paid or payable to the Employee pursuant to this Agreement.

4.3 Amendment of the Agreement. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the parties to this Agreement. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

4.4 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

4.5 Titles and Headings. The headings and titles used in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

4.6 Governing Law. The validity, interpretation, construction and performance of this Agreement, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the state of Delaware, without giving effect to principles of conflicts of law. For purposes of litigating any dispute that may arise directly or indirectly from this Agreement, the parties hereby submit and consent to the exclusive jurisdiction of the state of Delaware and agree that any such litigation shall be conducted only in the courts of Delaware or the federal courts of the United States located in Delaware and no other courts.

4.7 No Obligation; Company Discretion. No provision of this Agreement or the bonus granted hereunder shall be interpreted to impose an obligation on the Company to accept, agree to or otherwise enter into or complete any proposed or potential Exit Event or BD Agreement. The decision to enter into (or to reject) a proposed transaction to consummate an Exit Event or enter into an BD Agreement, and all terms and conditions of such transaction, including the amount, timing and form of consideration to be provided in connection therewith, shall be within the sole and absolute discretion of the Company. In addition, this Agreement shall not be interpreted or construed so as to limit or prevent the Company or any Affiliate from taking any actions with respect to the operation or conduct of their business or entering into any transaction that they deem appropriate or in their best interest.

4.8 No Right to Continued Service. Nothing in this Agreement shall interfere with or limit in any way any right of the Company or any of its Affiliates to terminate the Employee’s employment at any time and for any reason (or no reason), nor confer upon the Employee any right to continued service with the Company or any of its Affiliates for any period of time or to continue such Employee’s present (or any other) rate of compensation. By accepting any payment under this Agreement, the Employee and each Person claiming under or through the Employee shall be conclusively deemed to have indicated such Person’s acceptance and ratification of, and consent to, any action taken by the Company or Board pursuant to this Agreement.

4.9 Other Benefits. The bonuses set forth in this Agreement are a special incentive and shall not be taken into account in computing the amount of salary or compensation for purposes of determining any bonus, incentive, pension, retirement, death or other benefit under any employee benefit plan of the Company, unless such plan or agreement expressly provides otherwise.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

4.10 No Equity Interest. The Employee shall not have any rights as a stockholder of the Company as a result of this Agreement or the bonuses granted pursuant hereto.

4.11 Unfunded Plan. To the extent that any person acquires a right to receive payments under this Agreement, such right shall be no greater than the right of an unsecured general creditor. All payments to be made hereunder shall be paid from general assets. This Agreement and the payment of any bonus hereunder are not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

4.12 Section 280G. Notwithstanding anything in this Agreement to the contrary, in the event that any portion of any payments to which the Employee becomes entitled in accordance with the provisions of this Agreement may become subject to the excise tax under Section 4999 of the Code or may be nondeductible to the Company or any Affiliate or any successor under Section 280G of the Code, payment of those amounts shall be contingent upon obtaining the approval of stockholders as provided in Section 280G(b)(5)(A)(ii) of the Code and the Treasury regulations thereunder or any successor provision. In the absence of such stockholder approval in accordance with Section 280G(b)(5)(A)(ii) of the Code or any successor provision, the portion of such payments that would otherwise cause any amount to be nondeductible under Section 280G of the Code shall be forfeited and the Employee shall have no further claim of right to such amount, except as otherwise determined by the Board.

4.13 Section 409A. This Agreement and the bonus set forth hereunder are intended to be exempt from the requirements of Section 409A of the Code pursuant to the “short-term deferral rule.”

4.14 Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written, between them relating to the subject matter hereof.

4.15 Notices. Any notice, demand or request required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficient when delivered personally or by overnight courier or sent by email, or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, addressed to the party to be notified at such party’s address as set forth on the signature page, as subsequently modified by written notice, or if no address is specified on the signature page, at the most recent address set forth in the Company’s books and records.

4.16 Construction. This Agreement is the result of negotiations between and has been reviewed by each of the parties hereto and their respective counsel, if any; accordingly, this Agreement shall be deemed to be the product of all of the parties hereto, and no ambiguity shall be construed in favor of or against any one of the parties hereto.

4.17 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement. Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

4.18 Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to this Agreement or any notices required by applicable law by email or any other electronic means. The Employee hereby consents to (i) conduct business electronically (ii) receive such documents and notices by such electronic delivery and (iii) sign documents electronically and agrees to participate through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

4.19 Imposition of Other Requirements. The Company reserves the right to impose other requirements on payment of the bonuses set forth hereunder, to the extent the Company determines it is necessary or advisable in order to comply with applicable law. The Employee agrees to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

[Signature Page Follows]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

The parties have executed this Transaction Bonus Agreement as of the date first set forth above.

SEASTAR MEDICAL, INC.

By:	/s/ Richard Barnett
Name:	Richard Barnett
Title:	Chairman of Compensation Committee of
Board of Directors of the Company

ERIC SCHLORFF

/s/ Eric Schlorff

ADDRESS:

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.